UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Annovis Bio, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Annovis Bio, Inc.

1055 Westlakes Drive, Suite 300
Berwyn, PA 19312

SUPPLEMENT DATED JUNE 2, 2023 TO THE

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 15, 2023

This supplement to the proxy statement (this “Supplement”) for the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Annovis Bio, Inc. (the “Company”) is dated June 2, 2023, and supplements the Notice of Annual Meeting of Stockholders and Proxy Statement (the “Proxy Statement”) of the Company filed with the Securities and Exchange Commission (the “SEC”) and made available to stockholders on April 28, 2023.

This Supplement is being filed with the SEC and being made available to stockholders on June 2, 2023. The information in this Supplement is in addition to the information provided by the Proxy Statement and, except for the changes referenced herein, this Supplement does not modify any other information set forth in the Proxy Statement. THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Removal of Proposal 3 from Stockholder Consideration

On May 30, 2023, the Company filed a Current Report on Form 8-K announcing that the Audit Committee (the “Audit Committee”) of the Board of Directors of the Company (the “Board”) had approved the dismissal of WithumSmith+Brown, PC (“Withum”) as the Company’s independent registered public accounting firm, effective May 25, 2023, and approved the engagement of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

As a result of the change of independent registered public accounting firm, the Company has determined to withdraw Proposal 3 from the agenda for the Annual Meeting. Proposal 3 called for a vote on the ratification of the selection of Withum as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The Company does not intend to submit at the Annual Meeting any other proposal for ratification of the appointment of its independent registered public accounting firm.

As a result of the removal of Proposal 3, the Company notes the following matters regarding voting:

●	proxy cards or voting instructions previously received and providing directions for the voting on Proposal 1 (Election of Directors) will remain valid and in effect, and will be voted as directed;

●	proxy cards or voting instructions previously received and providing directions for the voting on Proposal 2 (Approval of the Amendment to the Company's Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 35,000,000 to 70,000,000 shares) will remain valid and in effect, and will be voted as directed

●	proxy cards or voting instructions previously received and providing directions for the voting on Proposal 3 will not be voted on Proposal 3;

●	the Company will not make available or distribute, and you do not need to sign, new proxy cards or submit new voting instructions solely as a result of the removal of Proposal 3; and

●	if you already submitted a proxy card or voting instructions through the internet at http://www.viewproxy.com/AnnovisBio/2023 or by telephone at 877-777-2857, you do not need to resubmit a proxy card or voting instructions with different directions, unless you wish to change the votes you previously cast on Proposals 1 or 2.

Supplemental Disclosure for the Proxy Statement

The Company is providing the following information to stockholders as supplemental disclosure to the Proxy Statement, which has been reported by the Company in a Current Report on Form 8-K that was filed with the SEC on May 30, 2023.

On May 25, 2023, the Audit Committee dismissed Withum as the Company’s independent registered public accounting firm and approved the engagement of EY as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. As a result of the engagement of EY, the Company no longer expects that representatives of Withum will attend the Annual Meeting.

Withum’s audit reports on the Company’s financial statements as of and for the years ended December 31, 2022 and 2021 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except for Withum’s report for the year ended December 31, 2022, which contained an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern.

During the fiscal years ended December 31, 2022 and 2021 and the subsequent interim period through May 25, 2023: (1) there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K) with Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused Withum to make reference to the subject matter of such disagreements in connection with its reports on the financial statements for such periods and (2) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except for the disclosure of the following material weakness in the Company’s internal control over financial reporting as disclosed in Part II, Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022: The Company did not design effective controls and procedures related to the proper classification of research and development expenses, which impacted the Company’s previously issued condensed financial statements as of and for the three months ended March 31, 2022, three and six months ended June 30, 2022 and three and nine months ended September 30, 2022. Such material weakness resulted in a restatement of previously issued condensed financial statements as of and for the three months ended March 31, 2022, three and six months ended June 30, 2022 and three and nine months ended September 30, 2022. This reportable event was discussed among the Company’s management, the Audit Committee and Withum. Withum has been authorized by the Company to respond fully to the inquiries of EY, the successor accountant.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Annual Meeting, the Company previously filed its Proxy Statement with the SEC and made available the Proxy Statement, proxy card and documents incorporated by reference to the Company’s stockholders on April 28, 2023. Before making any voting decision, you are urged to read the Proxy Statement, including the documents incorporated by reference, and all related proxy materials carefully. Copies of the Proxy Statement, the documents incorporated by reference and all other proxy materials are available at http://www.viewproxy.com/AnnovisBio/2023.

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings free of charge at the SEC’s website at www.sec.gov. You may also access the Proxy Statement and Annual Report on Form 10-K at www.annovisbio.com.